EXHIBIT 21.01

                  SUBSIDIARIES OF TRIANGLE IMAGING GROUP, INC.


Engineered Business Systems, Inc., a Florida corporation.

QuickCredit Corporation., a Florida corporation.

CBS Acquisition Corp., a Florida corporation.

FCB Acquisition Corp., a Florida corporation.

EJG Acquisition Corp., a Florida corporation.